CAMELOT ENTERTAINMENT
10 Universal City Plaza, NBC/Universal Building 20th Floor, Universal City, CA 91608
P: 818.308.8858 F: 818.308.8848 E: info@camelotfilms.com W: www.camelotent.com

December 8, 2011

Mr. Sameer Hirji
JSJ Investments, Inc.

PRIVATE AND CONFIDENTIAL

Sameer:

Per our recent discussion, this letter will outline the proposed transaction between JSJ Investments, Inc. ("JSJ") and Camelot Entertainment Group, Inc. (CMGR).

Specifically, we are proposing that JSJ provide investment banking related services to us as follows:

1. JSJ will provide and/or arrange for monthly infusions into CMGR between $15,000 to $25,000 per month as determined by JSJ for an initial time period of six months beginning on or before Friday, December 9, 2011 and continuing until Friday, June 8, 2012, unless otherwise extended by mutual agreement ("Term"). The initial infusion would be for $25,000 on or before Friday, December 9, 2011. The use of proceeds for these funds will be for corporate overhead expenses incurred by CMGR at the corporate offices in Irvine, CA, including, but not limited to, legal fees, transfer agent fees, accounting fees, filing fees, rent, phones, insurance, corporate marketing and other corporate overhead items. None of these funds will be utilized for production and/or distribution expenses, including expenses incurred at the Universal City offices of CMGR and/or Camelot Distribution Group, a subsidiary of CMGR.

2. JSJ will provide investment banking related consulting services to CMGR during the Term. In the event JSJ elects to purchase and/or sell stock on the open market, it agrees to do so without relying on inside, non-public information. JSJ has indicated a desire to purchase CMGR stock on the open market at CMGR's par value, which is $0.0001 per share. At no time shall JSJ's share holdings exceed 9.9% of CMGR's outstanding common stock. CMGR shall file a Form 8-K regarding this agreement between JSJ and CMGR, a copy of which shall be provided as an exhibit to that filing. In addition, CMGR shall assist JSJ in the event that other filings may need to be filed in connection herewith.

As consideration for JSJ providing these services, CMGR will take the following actions:

1. CMGR will issue a two-year no-interest convertible promissory note to JSJ in the amount of $300,000 USD ("Note"), issued at a conversion discount of 50%, with a conversion price per share based upon the closing bid price on the date the conversion shares are cleared for trading by JSJ's brokerage firm, but in no event shall the conversion price per share be greater than $.001 per share. In the event the Note is not retired at the end of two years, then the note shall accrue interest at the rate of 15% per annum until the Note is paid.

2. CMGR will issue JSJ shares of its $0.0001 par value Preferred Stock, the specific series of which is to be determined, which will have a redemption value of no less than $150,000. In the event JSJ realizes gross proceeds in excess of $600,000 from its conversions in connection with the Note, the Preferred Stock issued in connection herewith shall be returned to CMGR.

3. CMGR will issue JSJ five per cent (5%) of its Series A Convertible Preferred Stock.

4. CMGR will issue warrants to JSJ enabling them to purchase five per cent (5%) of CMGR's outstanding stock annually, based upon the issued and outstanding on the effective date and each anniversary date thereafter, for a period of three years at a twenty per cent (20%) discount to the closing bid price on the date of exercise. Upon each exercise, the percentage available shall be reduced accordingly during any one twelve month period.

5. Except as provided for in Exhibit A attached hereto, CMGR will use it best efforts to suspend all existing share conversion transactions, attached hereto as Exhibit B, that require the issuance of shares in connection with a convertible promissory note during the Term, and will keep said suspension in place until the closing bid price of CMGR stock is at least $.0004 for three (3) consecutive business days. In the event conversions are resumed and the bid price falls below $0.0004, the suspensions shall continue in accordance with the above during the Term.

6. Except as provided for in Exhibit C attached hereto, CMGR agrees not to enter into any other financial transactions that require the issuance of shares in connection with a convertible promissory note during the Term, or until JSJ has generated gross receipts of $100,000 or more from any of its CMGR holdings, without the written approval of JSJ.

7. CMGR's outstanding share balance shall remain at a level so that all shares owned by JSJ during the Term do not exceed 9.9% of CMGR's total outstanding shares.

8. CMGR will use its best efforts to become current in its regulatory filings and to regain its DTCC eligibility once it is current in its filings.

Sincerely,

Robert P. Atwell
Chairman

Agreed:

____

Sameer Hirji
JSJ Investments, Inc.